Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 17, 2017, with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, incorporated by reference in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Sabra Health Care REIT, Inc.

/s/ Ernst & Young LLP

Indianapolis, Indiana

June 12, 2017